Exhibit 99.1
NEWS RELEASE
For immediate release
Contact: Robert Giammarco, Chief Financial Officer
               (212) 978-2803
OdysseyRe Provides Update on Hurricane Katrina Losses and Estimates
Impact of Hurricane Rita
Stamford, CT — October 6, 2005 — Odyssey Re Holdings Corp. (NYSE: ORH) announced today that it has updated its estimate of losses from Hurricane Katrina. OdysseyRe now expects losses during the third quarter of 2005 from Hurricane Katrina, net of applicable reinsurance and reinstatement premiums, of approximately $225 million before taxes, which represents an after-tax net loss of approximately $146 million.
On September 8, 2005, OdysseyRe announced its initial estimate of losses, net of applicable reinsurance and reinstatement premiums, during the third quarter of 2005 from Hurricane Katrina to be $80 million to $100 million, before taxes. This prior estimate was based on an expected aggregate industry loss of approximately $30 billion.
The updated loss estimate reflects new information received from ceding companies, which implies significantly higher industry losses than previously anticipated, and reflects an aggregate industry loss estimate of approximately $50 billion where ceding company information is not available. The extraordinary nature and scale of this loss, including potential legal and regulatory implications, adds substantial uncertainty and complexity to the estimating process.
OdysseyRe estimates its net losses during the third quarter of 2005 from Hurricane Rita to be approximately $50 million before taxes, representing an after tax net loss of approximately $33 million. Loss estimates from Hurricanes Katrina and Rita are based on currently available information, and actual losses may vary from estimated losses as additional information becomes available.
Andrew A. Barnard, President and Chief Executive Officer, commented, “Following what has been an extraordinary loss for the industry, we expect to be profitable for the year and continue to have the financial strength to take full advantage of market opportunities. The loss from Hurricane Katrina represents less than 10% of our shareholders’ equity, highlighting the benefits of OdysseyRe’s diversified platform.”
OdysseyRe will release third quarter earnings after the close of markets on Thursday, October 27, 2005. OdysseyRe will continue to review its loss estimates relating to Hurricanes Katrina and Rita, including a continuing review of any new information received, prior to the release of earnings.
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Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company and Newline Underwriting Management Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America.
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Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events with a frequency or severity exceeding the Company’s estimates; the lowering or loss of one of the Company’s financial or claims-paying ratings, including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission.

Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, CT 06902 — Phone: (203) 977-8000 — Fax: (203) 965-7990